Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

      We hereby consent to the use of our report dated February 21, 2003 (except for Note 19, as to which the date is November 6, 2003) relating to the consolidated financial statements of Amerada Hess Corporation, and our report dated February 21, 2003 relating to the financial statements of HOVENSA, L.L.C., which appear in this Current Report on Form 8-K of Amerada Hess Corporation.

      We also consent to the incorporation by reference in the Registration Statements (Form S-8, Nos. 333-94851, 333-43569, 333-43571 and 33-65115) pertaining to the Amerada Hess Corporation Employees’ Savings and Stock Bonus Plan, Amerada Hess Corporation Savings and Stock Bonus Plan for Retail Operations Employees and the 1995 Long-Term Incentive Plan included in this Current Report on Form 8-K.

New York, NY

November 6, 2003

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